EXHIBIT 2.2

REVISED
SECURITIES EXCHANGE AGREEMENT
BY WHICH
ROKWADER, INC.
(A DELAWARE CORPORATION)
SHALL ACQUIRE
LATIGO SHORE MUSIC, INC.
(DELAWARE CORPORATION)

This SECURITIES EXCHANGE AGREEMENT (“Agreement”) is made and dated this 20th day of April, 2007 by and between the above referenced corporations, and Steve Dorff, an individual, and shall become effective on "the Closing" as defined herein.

I. THE INTERESTED PARTIES

A.	THE PARTIES TO THIS AGREEMENT

1.	Rokwader, Inc., a Delaware corporation (“Rokwader”).

2.	Latigo Shore Music, Inc. a Delaware corporation (“Latigo”).

3.	Steve Dorff, an individual, is the owner of 100% of the outstanding stock of Latigo (“Shareholder”).

4.	Rokwader, Latigo, and the Shareholder may be referred to collectively herein as the “Parties.”

II. RECITALS

A.	CAPITAL OF ROKWADER AND LATIGO

1. The capital stock of Rokwader consists of 100,000,000 shares of common stock, $.001 par value, authorized, of which 1,250,000 are issued and outstanding as of the date of this Agreement, and 10,000,000 shares of preferred stock, $.001 par value, authorized, of which none are issued and outstanding as of the date of this Agreement.

2. The capital of Latigo consists of 100,000,000 shares of common stock, $.001 par value, authorized, of which 70,000 shares representing 100% of the issued and outstanding common stock, are issued to and owned by Steve Dorff .

B.	THE BACKGROUND FOR THE EXCHANGE TRANSACTION

Rokwader desires to acquire Latigo and the directors and Shareholder of Latigo desire to sell Latigo to Rokwader, in an exchange of stock between Rokwader and the Shareholder.

III. CONDITIONS PRECEDENT TO REORGANIZATION

A.	ROKWADER’S CONTINGENCIES

1.	Satisfactory review of Latigo’s books and records.

2.	Audited financial statements as of December 31, 2006 and unaudited financial statements as of February 15, of Latigo

3.	Independent Appraisal of business and assets of Latigo to Rokwader’s satisfaction.

B.	LATIGO’S CONTINGENCIES

1	Satisfactory review of Rokwader’s books and records.

C.	DIRECTOR APPROVAL

The Board of Directors of Rokwader and Latigo respectively shall have determined that it is advisable and in the best interests of each corporation to proceed with the acquisition by Rokwader of Latigo, in accordance with Internal Revenue Code Section 354(a) and 368(a)(1)(B).

D.	THE EXCHANGE OF STOCK TRANSACTION

If required by law, the shareholders of the Parties shall have approved the acquisition and this Agreement.

E.	EFFECTIVE DATE

If this Agreement is approved in accordance with applicable law, subject to the further conditions and provisions of this Agreement, a closing of this Agreement (the “Closing”), shall be held, and all documents and instructions deemed necessary or appropriate by the parties hereto to effect this Agreement shall be executed as promptly as possible thereafter. The time when this Securities Exchange Agreement shall become effective is referred to herein as the “Effective Date”; subject to the following conditions precedent being met or waived in writing by the Parties:

1.  At the Closing, Rokwader shall issue 70,0000 shares of restricted common stock (the “Exchange Stock”) to the Shareholder, plus a promissory note in the amount of $30,000.00, payable within 30 days, plus an Earn-Out Payment provided for in Section G in exchange for 100% of the issued and outstanding shares of Latigo common stock. The issuance of the Exchange Stock shall be exempt from SEC registration requirements based upon the private exemption provided under Section 4(2) of the Securities Act.

2. Each Party shall have furnished to the other Party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If any Party determines that there is a reason not to complete this acquisition as a result of their due diligence examination, then they must give written notice to the other Parties prior to the expiration of the due diligence examination period. The Due Diligence period, for purposes of this paragraph, shall expire on a date determined by the Parties, which shall be no later than five (5) days before the Closing.

3.  All applicable filings required to be made and regulatory approvals, as well as any other third party approvals, obtained by Rokwader have been made or obtained.

4. All of the terms, covenants and conditions of this Agreement to be complied with or performed by each Party for Closing shall have been complied with, performed or waived in writing.

5. The representations and warranties of the Parties, contained in this Agreement, as herein contemplated, except as amended, altered or waived by the Parties in writing, shall be true and correct in all material respects at the Closing with the same force and effect as if such representations and warranties are made at and as of such time; and each Party shall provide the other with a corporate certificate, of an officer of each Party, dated the Closing, to the effect, that all conditions precedent have been met, and that all representations and warranties of such Party are true and correct as of that date. The form and substance of each Party's certification shall be in form reasonably satisfactory to the other.

F.	TERMINATION

This Agreement may be terminated at any time prior to the Closing as follows: (i) by mutual consent of the Parties; (ii) by any Party if any other Party is unable to meet the specific conditions precedent applicable to its performance within a reasonable time; (iii) by either Party if the Closing shall not have occurred on or before May 02, 2007; or (iv) by the Board of Directors of Rokwader or Latigo, if either such Board shall have determined in its sole discretion that because of the institution or threatened institution of any litigation or proceeding, or for any other reason, it is inadvisable to consummate the acquisition herein provided for. In the event that termination of this Securities Exchange Agreement occurs, as provided above, this Securities Exchange Agreement shall forthwith become void and there shall be no liability on the part of any Party or its respective officers and directors.

G.	EARN - OUT PAYMENT

1. Shareholder shall be entitled to receive up to an additional 200,000 shares of Rokwader restricted common stock (the “Earn-Out Shares”) based upon Net Profits, before taxes, of Latigo (“Net Profits”) as set forth below:

If the Net Profits, for the period from the Effective Date through December 31, 2008 (the “Earn-Out Period”) is as follows:

(a)	Net Profits exceed $500,000, Shareholder shall receive 50,000 Earn-Out Shares;

(b)	Net Profits exceed $1,000,000, Shareholder shall receive an additional 50,000 Earn-Out Shares;

(c)	Net Profits exceed $1,500,000, Shareholder shall receive an additional 50,000 Earn-Out Shares.

(d)	Net Profits exceed $2,000,000, Shareholder shall receive an additional 50,000 Earn-Out Shares.

For purposes of this Section G.1, “Net Profits” shall mean, profits of Latigo, before taxes and after all expenses and compensation including those associated with Steve Dorff’s employment agreement, as specified in Section 2 (a) and (b) of such employment agreement, and before taxes of Rokwader’s wholly-owned subsidiary, Latigo Shore Music, Inc. reorganized during the Earn-Out Period, in accordance with GAAP.

2. Rokwader shall pay the Earn-Out Payment by issuing the Earn - Out Shares within ninety (90) days following the end of the Earn-Out Period.

3. In the event Rokwader sells all or substantially all of Latigo’s assets or common stock during the Earn-Out Period (other than in a transaction in which Rokwader (i) sells all or substantially all of Rokwader’s entire assets; (ii) sells or otherwise transfers the assets of Latigo to an affiliate of Rokwader or (iii) merges with or into another entity) Rokwader shall pay to Shareholder any Earn-Out Shares that Shareholder has earned as of the date of the close of such sale or merger. The maximum Earn-Out Payment, payable pursuant to Section G.1., shall be 200,000 shares of Rokwader common stock.

H.	WORKING CAPITAL

Rokwader agrees to have not less than $28,000 in good funds in its bank account within 30 days after the Effective Date, to be used by Latigo. Latigo shall use such funds for working capital, repayment of loans and other corporate purposes to enhance the value and profitability of Latigo.

IV. PLAN OF REORGANIZATION

A.	REORGANIZATION AND ACQUISITION

Rokwader and Latigo are hereby reorganized, such that Rokwader shall acquire all the outstanding capital stock of Latigo with all of its current assets, liabilities and businesses, in exchange solely for 70,000 shares of Rokwader common stock, a promissory note in the amount of $30,000.00 and the Earn-Out payment provisions of Section III G.1 above, and Latigo shall become a wholly owned subsidiary of Rokwader.

B.	SURVIVING CORPORATION

Both Rokwader and Latigo shall survive the Reorganization herein contemplated and shall continue to be governed by the laws of their respective jurisdiction. The resulting parent corporation (Rokwader) is the entity responsible for the rights of rescinding IPO shareholders of Rokwader.

C.	SURVIVING ARTICLES OF INCORPORATION

The respective Articles of Incorporation of both Rokwader and Latigo shall remain in full force and effect, unchanged.

D.	SURVIVING BYLAWS

The respective Bylaws of both Rokwader and Latigo shall remain in full force and effect, unchanged.

E.	ISSUANCE OF STOCK AND PAYMENT OF MONEY

At Closing, Rokwader shall issue and deliver the appropriate number of stock certificates to Shareholder representing a total of 70,000 shares of Rokwader’s restricted common stock and a promissory note in the amount of $30,000.00 payable to the Shareholder.

Also at the Closing, Shareholder shall deliver his stock certificate(s) together with an executed stock power to Rokwader representing a total of 100% of the issued and outstanding capital stock of Latigo.

F.	OTHER CONDITIONS OF ACQUISITION

1.	Latigo shall own all of the assets it currently owns except as may be sold or transferred in the ordinary course of business;

2.	An employment agreement will be in place for Steve Dorff with Latigo at the Closing;

3.	At Closing, Steve Dorff shall be appointed as a new director of Rokwader.

G.	FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING

The Directors of each Party shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and all Parties covenant hereby to deal fairly and in good faith with each other and each others shareholders.

V. GENERAL MUTUAL REPRESENTATIONS AND WARRANTIES

The purpose and general import of the Mutual Representations and Warranties are that each Party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct.

A.	ORGANIZATION AND QUALIFICATION

Each Party warrants and represents that it is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

B.	CORPORATE AUTHORITY

Each Party warrants and represents that it has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

C.	OWNERSHIP OF ASSETS AND PROPERTY

Each Party warrants and represents that it has lawful title and ownership of its property as reported to the other, and as disclosed in its financial statements. Shareholder represents that he is the sole owner of all of the outstandoing stock of Latigo and no liens, encumbrances, pledges, or obligations of any kind exist with respect to such outstanding stock of Latigo.

D.	ABSENCE OF CERTAIN CHANGES OR EVENTS

Each Party warrants and represents that there are no material changes of circumstances or events which have not been fully disclosed to the other Party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable.

E.	ABSENCE OF UNDISCLOSED LIABILITIES

Each Party warrants and represents specifically that it has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

F.	LEGAL PROCEEDINGS

Each Party warrants and represents that there are no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

G.	NO BREACH OF OR CONFLICT WITH OTHER AGREEMENTS

Each Party warrants and represents that this Agreement, and the faithful performance of this Agreement, will not cause any breach of or create a conflict with any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

H.	CAPITAL STOCK

Each Party warrants and represents that the issued and outstanding shares and all shares of capital stock of each Party, is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such Party, except as has been disclosed to the other Party.

I.	BROKERS' OR FINDER'S FEES

Each Party warrants and represents that it is aware of no claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either Party.

VI. INDEMNIFICATION

The Parties shall, and from and after the Closing, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of either party (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of either party whether pertaining to any matter existing or occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the Delaware law to indemnify directors or officers.

Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Closing), (i) the Indemnified Parties may retain counsel satisfactory to them and the Parties shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; and (ii) each party shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that each party shall not be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Parties (but the failure so to notify shall not relieve a party from any liability which it may have under this section except to the extent such failure prejudices such party). Each Indemnified Party may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more officers or directors of an Indemnified Party. The Parties agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of any Indemnified Party with respect to matters occurring through the Closing and for a period of thirty (30) days thereafter, shall survive the reverse acquisition and shall continue in full force and effect for a period of not less than thirty days from the Closing; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of each Party.

VII. DEFAULT, AMENDMENT AND WAIVER

A.	DEFAULT

Upon a breach or default under this Agreement by any of the Parties (following the cure period provided herein), the non-defaulting party shall have all rights and remedies given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. Notwithstanding the foregoing, in the event of a breach or default by any Party hereto in the observance or in the timely performance of any of its obligations hereunder which is not waived by the non-defaulting Party, such defaulting Party shall have the right to cure such default within 15 days after receipt of notice in writing of such breach or default.

B.	WAIVER AND AMENDMENT

Any term, provision, covenant, representation, warranty, or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation, or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

VIII. MISCELLANEOUS

A.	EXPENSES

Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer, and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees, and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees, and expenses of the Parties hereto shall be paid prior to Closing.

B.	NOTICES

Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

TO ROKWADER:	WITH COPY TO:
Rokwader, Inc.	Law Offices of William B. Barnett
23950 Craftsman Road	21550 Oxnard Street, Main Plaza - Ste. 200
Calabasas, CA 91302	Woodland Hills, California 91367
Telephone: (818) 224-3675	Telephone: (818) 595-7717
Fax: (818) 591-1612	Fax: (818) 999-2269

TO: LATIGO AND/OR THE SHAREHOLDER:	WITH COPY TO:
Latigo Shore Music, Inc.	Bruce H. Phillips, Esq.
26504 Latigo Shore Drive	Jack Lyon & Jones, P.A.
Malibu, CA 90265	11 Music Circle S., Ste. 202
Telephone: (310) 457-6797	Nashville, TN 37203
Fax: (310) 457-3960	Telephone: (615) 259-4664
Fax: (615) 259-4668

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

C.	ENTIRE AGREEMENT

This Agreement, together with any schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or in the schedules or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not so set forth.

D.	SURVIVAL OF REPRESENTATIONS

All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates, or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive for a period of thirty (30) days after the Closing and remain effective for such period regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a party may have in respect hereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of the Closing that such right or remedy existed.

E.	INCORPORATION BY REFERENCE

The schedules, exhibits, and all documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

F.	REMEDIES CUMULATIVE

No remedy herein conferred upon the Parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

G.	EXECUTION OF ADDITIONAL DOCUMENTS

Each Party hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

H.	PUBLICITY

Prior to the Closing, any written news releases or public disclosure by any party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with SEC or state securities or corporate laws or policies.

I.	CONFIDENTIALITY

While each party is obligated to provide access to and furnish information in accordance with Section III A and B above, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transactions contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

J.	GOVERNING LAW

This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

K.	FORUM

Each of the Parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Los Angeles County, California.

L.	ARBITRATION

Any dispute between the parties relating in any way to this Agreement or any of its terms and provisions shall be submitted to binding arbitration before a single arbitrator in Los Angeles County, California, before JAMS and the prevailing party in such arbitration shall have the right to have any award made by arbitrators confirmed by a court of competent jurisdiction. The provisions of Section 1283.05 of the CA Code of Civil Procedure, authorizing and taking of depositions and obtaining discovery are incorporated herein by this reference and shall be applicable to any such arbitration. Any such arbitration shall be conducted in an expeditious manner. Any such arbitration shall be governed by the JAMS complex arbitration rules and the JAMS optional arbitration appeal procedure.

M.	BINDING EFFECT AND ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns.

N.	COUNTERPARTS; FACSIMILE SIGNATURES

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

O.	TAX-FREE EXCHANGE

The Parties agree that the reorganization of Latigo into Rokwader and issuance of shares to the Shareholder contemplated by this Agreement shall be treated as a “tax-free transaction” under Section 351 of the Internal Revenue Code.

This SECURITIES EXCHANGE AGREEMENT is executed on behalf of each Party by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

ROKWADER, INC., /s/ Yale Farar BY: Yale Farar ITS: President

Latigo Shore Music, Inc.	Steve Dorff, Shareholder

/s/ Steve Dorff	/s/ Steve Dorff
BY: Steve Dorff	Steve Dorff, Individually
ITS: President